Exhibit 10.5.2

[Fifty Rupees_India Non Judicial Stamp]

LEASE DEED

THIS LEASE DEED (hereinafter the “Deed”) is made at Noida (UP) on this 1st day of September 2012.

BY AND BETWEEN

M/s Akshay Vanijya & Finance Pvt. Ltd., a company incorporated under the Companies Act, 1956 and having its registered office at 33-B, lst Floor, DDA Flat, Ber Sarai, New Delhi 110014, corporate identity number U74899DL1994PTC058487 (hereinafter referred to as the “Lessor” which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to include its successors, nominees and permitted assigns) through its Authorized Signatory, Mr. Anjan Das vide board resolution dated June 25, 2012. of the FIRST PART.

[Fifty Rupees_India Non Judicial Stamp]

AND

M/s. TV18 Home Shopping Network Ltd, a company incorporated and existing under The Companies Act, 1956 and having its registered office at 503, 504 & 507, 5th Floor, Mercantile House, 15 - K.G. Marg, New Delhi-110 001, corporate identity number U93091DL2006PLC149705 acting through its Authorized Signatory Mr. Raman Gulati, duly authorized vide Board Resolution dated 30.03.2007 (hereinafter referred to as the “Lessee”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to include its successor/s, nominees and permitted assigns), the Party of the SECOND PART.

Both the Lessor and the Lessee are hereinafter referred to individually as “Party” and collectively as “Parties”.

WHEREAS:

A.	The Lessor has been allotted Industrial property comprising land, admeasuring approximately 5000 Sq. Mt. at Plot No. D-5, Sector 59, Noida, U.P. (herein after referred to as the “Industrial Plot”) by the New Okhla Industrial Development Authority (“Noida Authority”) through transfer Memorandum No. Noida, GM (IND)/1472 Dated 20/03/2002 (hereinafter referred to as the “Principal Agreement”) for period of ninety (90) years, commencing from October 20, 1994, for construction and setting up of a Building Premise for running Information Technology enabled Services interalia, such similar activities: the approval whereof was granted by the Ministry of Communication & Information Technology, Dept of Information Technology, Electronic Niketan, CGO Complex, New Delhi 110 003, vide No. 1 (29) 2006-IPHW Dated 10/01/2007.

B.	Pursuant to submission of its building plans to Noida Authority, the Lessor commenced and completed the construction and development thereupon and is the absolute, lawful and full owner and is in peaceful possession of a multi-storied Information Technology building known as “Logix Infotech Park” comprising basement, ground and three floors (hereinafter referred to as the “Building”) on the Industrial Plot, the Functional Certificate whereof has been granted vide Letter No. 09/03/2007 dated Noida/IND/2007/843 and the Completion Certificate has been granted vide No. Noida/B.C./B.P./5243/902 dated 19/08/2011.

C.	The Lessor has represented and warranted to the Lessee that in terms of the Principal Agreement. Lessor is authorized to sub-let the Building or any part thereof to any person or entity for carrying out its Information Technology enabled Services and activities, including but not limited to such other activities as may be permitted by Noida Authority, from time to time and subject to Lessor obtaining the written permission thereof from NOIDA Authority.

D.	Based on the representation and warranty of the Lessor, the Lessee has now approached the Lessor to take on sub-lease the premises on the Second floor (entire) (admeasuring about 38600 sq. ft. super area) and which translate in to total covered area being about 32508 sq. ft., along with and including the Fixed and Movable Assets as per list attached hereto as Annexure-I and Floor lay-out plan attached hereto as Annexure-II (hereinafter referred to as the “Demised Premises”), along with 31 (thirty one) allotted car parking spaces in the basement of the Building at no extra cost basis, and accordingly, the Lessor has agreed to give on Sub-Lease to the Lessee the Demised Premises, along with aforementioned car parking spaces and all easements and common areas and facilities, on the terms and conditions, as hereinafter recorded, for exclusive use by the Lessee for carrying out its principle activities of business of Information Technology enabled Services including activities secondary to such principle activities (“Permitted Activities”).

E.	The Lessor has accepted the offer of the Lessee and agreed accordingly to grant on sub-lease, the Demised Premises, together with the thirty one (31) car parking spaces and common facilities/ amenities, and as more particularly highlighted in the floor Lay-out plan (Annexure-II) along with List of Assets (Annexure-I) in consideration of the representations, warranties, covenants and agreements set forth herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions set out hereinafter.

NOW THEREFORE IT IS AGREED BY AND BETWEEN THE PARTIES AS HEREUNDER:

I.	UNDERSTANDING BETWEEN THE PARTIES:

1.	The Demised Premises shall be deployed and used by the Lessee for the purpose of carrying on Permitted Activities only or any other activity as may specifically be permitted by NOIDA Authority from time to time.

II.	TERM OF THE LEASE:

1.	In consideration of the rent to be paid and other covenants, stated herein after, to be observed and performed, the Lessor hereby grants to the Lessee, and the Lessee hereby accepts from the Lessor, the lease of the Demised Premises for carrying on Permitted Activities, with 31 (thirty one) allotted car parking spaces at no extra cost basis, on the terms and conditions set forth in this Deed for an Initial Term of 3 (Three) years, starting from the RENT COMMENCEMENT DATE (defined as under), subject to further renewal, as may be mutually agreed between the Parties in writing (hereinafter referred to as the “Term”).

2.	This Deed of Lease shall be deemed to have commenced from the date of execution of this Deed (hereinafter referred to as the “Lease Commencement Date”). RENT COMMENCEMENT DATE shall start from handing over physical possession of the Demised Premises to the Lessee OR till completion of 75 Days from the date of the Lessor having accepted and acknowledged the Lol dated July 02, 2012 (issued by the Lessee), whichever is earlier and subject to the clause III (1) below. During the aforesaid seventy five (75) days period, the Lessee shall not be liable to pay the Rent, Common Maintenance Charges and other charges. Further, during the said period, Lessor shall carry out fit-out renovation at its own cost and expense and as per the mutually agreed plans and details. The obligation of the Lessee to pay the Rent and the Common Maintenance and any other such Charges shall commence from Rent Commencement Date and as per following details:

•	For Second Floor (SF) Super Area of 38600 Sq. Ft., with effect from “Rent Commencement Date”.

3.	The Initial Term of this Deed shall be 3 (three) years (hereinafter referred to as the “Initial Term” or “the Term”) from the Rent Commencement Date.

4.	The renewal options mentioned above shall be arrived at mutually by and between the Parties herein and in eventuality of Lessee opting to renew the Lease Deed for further Term, the Parties shall execute and register a fresh lease deed accordingly.

5.	The Lessor confirms that it has the right, power and competence to lease the Demised Premises to the Lessee, for use as office/back-office to carry out Permitted Activities. The Lessor has represented and warranted to the Lessee that as of date hereof there is no legal, regulatory or other impediment to the Lessee’s use of the Demised Premises for Permitted Activities during the Initial Term. In the event, in future, if any Law, rules or regulations would require specific permission from any Government, Statutory or Local Authorities with regard to use of the Demised Premises by the Lessee for carrying on the Permitted Activities, the said permissions shall, upon request of the Lessee, be obtained by the Lessor at its own cost and expenses.

6.

Use of the Demised Premises by the Lessee, subject to the terms and conditions of this Deed, shall consist of (i) the exclusive use by the Lessee of the Demised Premises: and (ii) non-exclusive use by the Lessee of the common areas of the Building on a 365 days a year, twenty four (24) hours a day. Seven (7) days a week basis (hereinafter referred to as “24/7/365”), without hindrance, obstruction by Lessor including anybody claiming under or through the Lessor, and at no extra charge, subject to applicable payments as provided under this Deed.

However the common area maintenance and some of the common area services might not become available full-fledged on every Sunday and on declared national holidays. However, in case the Lessee forwards advance written request of forty eight (48) hours on specific occasions to Lessor for making full common services available on any Sunday, the Lessor shall do so on case to case basis.

III.	RENT:

1.	In consideration of the Lessor leasing the Demised Premises to the Lessee, the Lessee shall pay to the Lessor monthly Rent, and Building Common Area & Utility Services Maintenance Charges, plus Service Tax and Cess amount, as may be applicable on these payments, from time to time as per prevailing laws in that regard, subject to deduction of tax at source (TDS) by the Lessee, as applicable, in the following manner:

During the Initial Term, effective from the Rent Commencement Date, the Lessee shall pay monthly to the Lessor:

a. Rs. 18,52,800/- (Rupees Eighteen Lacs Fifty Two Thousand Eight Hundred only) calculated @ Rs. 48.00/- (Rupees Forty Eight only) per Super Sq. Ft. for the FF (hereinafter referred to as the “Rent”) from the Rent Commencement Date; and

b. Rs. 1,15,800/- (Rupees One Lac Fifteen Thousand Eight Hundred only) calculated @ Rs. 3.00/- (Rupees Three only) per Super Sq. Ft. (hereinafter referred to as the “Building CA & US Maintenance Charges” OR “CAM Charges”) from the Rent Commencement Date

2.

The Rent and CAM Charges shall be payable by the Lessee monthly in advance on or before the 10th day of each month, subject to the deduction of applicable taxes at source (TDS) and further provided the Lessor raises invoice for the Rent and CAM charges at least ten (10) days prior to due date of payment. In the event of the Lessee failing to pay the Rent and/or the CAM Charges to the Lessor within seven (7) working days after the expiry of scheduled date then the Lessee shall give a written intimation (hereinafter referred to as ‘Letter’) to the Lessee for the delay in the Rent and the CAM charges and to pay the same within the next seven (7) working days. In the event, that the Lessee does not pay the Rent and/or the CAM charges after receipt of the Letter, the Lessee would be liable to pay interest at the rate of 15% per annum (monthly compounding) on the outstanding amount calculated from the date of the Rent and/or the CAM Charges becoming actually due till the date of payment.

3.	Service tax and any other such applicable tax(es) on payment of the Rent and/or the CAM Charges shall be paid by the Lessee at actuals over and above the Rent and the CAM Charges due.

4.	Upon completion of Initial Term period of 36 (thirty six) months from Rent Commencement Date, in case the Parties herein mutually agree to renew the Lease Deed, there will be an increase of 15% (Fifteen percent) over and above the last paid Rent and the CAM Charges.

5.	Subject to terms and conditions of this Deed and the Lessee occupying and using the Demised Premises, the Lessee shall not withhold the payment of Rent as well as CAM Charges to the Lessor for any reason whatsoever.

IV.	INTEREST FREE REFUNDABLE SECURITY DEPOSIT:

1.	In addition to the payment of the Rent and the CAM Charges, payable by the Lessee to the Lessor, the Lessee shall simultaneously with the execution of this Deed, deposit and keep deposited with the Lessor, a sum of Rs. 59,05,800/- (Rupees Fifty Nine Lacs Five Thousand Eight Hundred only) as interest free refundable security deposit (hereinafter referred to as the “IFRSD”), which shall always be maintained as equivalent to 3 (Three) months’ prevailing Rent plus CAM Charges, for the due observance and performance of the terms and conditions of this Deed by the Lessee. The IFRSD has been paid by the Lessee vide Cheque No.930597 drawn on Yes Bank Limited. South Ext. Part-II. New Delhi, dated 04.07.2012 for Rs.l8,52,800/- (Rupees Eighteen Lacs Fifty Two Thousand and Eight Hundred Only) and vide Cheque No. drawn on Bank , dated for Rs.40,53,000/- (Rupees Forty Lacs Fifty three Thousand Only), (subject to the realization), and the receipt whereof is acknowledged by the Lessor herein.

2.	The IFRSD shall not carry any interest and shall be refunded by the Lessor to the Lessee as per the terms and conditions set forth in this Deed.

3.	The Lessor shall, subject to the Lessee having paid and cleared all the dues, including payment of arrears of Rent, arrears of the Common Area Maintenance Charges, electricity dues or any other dues payable under this Deed either to the Lessor or to the concerned authorities, including arrears of interest accrued there in, if any, as the case may be, refund the whole of the IFRSD to the Lessee, simultaneously with the expiry or prior termination of this Deed. Therefore, in the event of any amount/s having remained unpaid by the Lessee, including arrears of the Rent and/or the Common Area Maintenance Charges at the time of expiry or prior termination hereof, then the Lessor, shall be entitled to deduct such unpaid amounts from the IFRSD and refund the balance of the IFRSD to the Lessee.

4.	In the event the Lessor fails or neglects to refund the IFRSD, as stated above and subject to fulfillment of conditions therein, the Lessee shall have the right to continue in the possession of the Demised Premises without payment of the Rent and CAM Charges and also claim and recover the IFRSD balance with interest at 15% (Fifteen percent) per annum from the date of termination of this Deed till the date of receipt of balance receivable amount of IFRSD.

V.	AMENITIES, FACILITIES & UTILITIES:

1.	The Lessor represents and warrants that the Demised Premises shall be in clean and clear condition as per mutually agreed Lay-out Plans and inclusive of Assets (as per Annexure-I) so that Lessee may proceed in a manner which is not impeded by any remaining works to be carried out by the Lessor or any other person/agency acting for and on behalf of the Lessor.

2.	The Lessor represents and warrants that as of the date hereof, the Demised Premises is complete and functional in terms of common services, facilities and amenities in the Building.

3.	The Lessor represents and warrants that all necessary permissions and approvals set out in Clauses A and B herein above in respect of Demised Premises have been obtained by the Lessor.

4.	The Lessor further represents and warrants that the common amenities, services and facilities in the Building such as the staircases, common lobbies, common lighting in the compound of the Building, entrance lobby, staircases, elevators, water supply, sewage, commissioning of fire protection, drainage system, 100% power back-up through DG Sets, ductable split AC systems for Demised Premises, etc., have been provided and are operational on the date of execution of this Deed.

5.	The details of Fit-outs and Facilities provided by the Lessor in the Demised Premise is as per mutually agreed Lay-out plans (Annexure-II) and inclusive of Fit-outs (Annexure-I) and which has been duly approved by the Lessee, and which shall be used and maintained in proper working condition by the Lessee at its own cost and expense during the entire Term of this Deed.

6.	In the event of the Lessee’s specific request for additional car parking spaces in the basement, over and above the allotted car parking spaces for 31 (thirty one) cars, the same shall be provided by the Lessor, subject to availability, at an extra cost of Rupees Two Thousand only (Rs. 2000/-) per Car Park space per month.

7.	Upon expiry or prior termination of this Deed, the Demised Premises along with all the Fit out Items and Facilities, as included in the List of Fit-outs Assets (Annexure-I), shall be handed over by the Lessee to the Lessor in good working condition, subject to normal wear and tear and normal wear and tear on vacation of the Demised Premises, and any charges/ cost towards normalizing any damage and/or breakage, beyond permissible normal wear and tear on usage and vacating the Demised Premises, shall be accounted for and such cost shall be paid up by the Lessee.

VI.	MAINTENANCE AND ELECTRICITY CHARGES:

1.	It is hereby agreed between the Lessor and the Lessee that the Lessee shall, at its own cost and expense, make separate independent arrangement of its own to deploy appropriate property maintenance and / or security agency in respect of general day-to-day routine activities and to properly maintain the Demised Premises and the Fit-outs and for surveillance of areas within the Demised Premises, which is excluding the comprehensive maintenance of: a) Air-conditioning system, b) UPS c) Electrical Panels, which will be under the direct responsibility of the Lessor. Further, the Lessor shall do the same in respect of the whole of Building Common Facilities and Utilities, including overall Building security arrangements and maintenance of Common Utilities / Systems. The Lessee expressly assures to cooperate with the Lessor and/ or their Maintenance Agency in their process of carrying out common maintenance activities and/ or essential shut-downs through mutual coordination as may be necessary, which may require temporary shut-down of one or more facility/ Utilities.

2.	The Lessee shall be liable for timely payment of charges for electricity (power and light) consumed by it for the Demised Premises during the Term within fifteen (15) working days from the date of the Lessor having raised and submitted a debit note in that regard to the Lessee.

1.	The Lessee shall pay the monthly electricity charges on the basis of actual respective meter readings @ rate of:

a. Rs. 13.00 (Rupees Thirteen only and linked with current Diesel Price) per unit in case of DG Electricity consumption, which includes the costs and charges for electricity consumed from Diesel Generator Set as well as DG running expenditure cost. For the sake of clarity, DG running expenses comprise of: cost of diesel and lubes, DG consumables and AMC cost of DG Set and it is subject to variation directly in proportion to variation in lube oil/ diesel rates and upward variation in the AMC cost.

b. At actuals as per main building bill average per unit rate derived from the bill raised by the State Electricity Supply Company on respective month basis in case of electricity consumption from State Supply.

VII.	LOCK-IN PERIOD:

1.	The entire period of Initial Term of thirty six (36) months commencing with effect from the Rent Commencement Date, shall be termed as and is hereinafter referred to as the “Lock-in Period”.

2.	Accordingly, save and except occurrence of any force majeure event or the causing of material breach by the Lessor, in the event that the Lessee terminates this Deed during the Lock-in Period, the Lessee shall become liable to pay to the Lessor the total accumulated Rent plus CAM Charges applicable for the entire balance unexpired duration of Lock-in-Period.

VIII.	TAXES:

1.	The Lessor shall pay all local body/ municipal taxes, levies and outgoings (including property tax), as may be applicable from time to time and further increase/s thereof to the respective and appropriate local authorities in respect of the Demised Premises and the Building.

2.	The Lessor shall defend, indemnify and keep indemnified the Lessee from and against any claim, liability, demand, loss, actions, proceedings, damage, judgment or other obligation or right of action, which may arise due to non-payment of any statutory taxes and/or non-compliance with any statutory requirements, defect in title leading to the Lessee’s occupation being restricted in any manner whatsoever, relating to the Demised Premises.

IX.	24 HOUR WORKING REQUIREMENT AND ACCESS TO THE DEMISED PREMISES:

1.	The Lessee will enjoy freedom to access, occupy and operate from the Demised Premises on a 365 days a year. Seven (7) days a week, twenty four (24) hours a day basis (hereinafter referred to as “24/7/365”), without hindrance or obstruction (from the Lessor or from any person(s) over whom the Lessor exercises influence or control), however with clear understanding and knowledge that common area maintenance and facilities may not be available on every Sunday except in case where Lessee has given an advance forty eight (48) hours’ notice for services on a particular Sunday.

2.	As such the Lessee will have unlimited and unfettered access to the Demised Premises 24 (twenty-four) hours of the day, 7 (Seven) days of the week and on all days during the entire year. However outside operating hours, particularly keeping in view the practical constraints of safety and security, the Lessor/maintenance agency shall be entitled to partially close the Building or the Common Areas or any part thereof and to prevent and prohibit any person from entering or remaining therein from time to time and may take all such actions as the Lessor/maintenance agency deem necessary for the purposes limited to repair / maintenance / upkeep of the Building and / or Common Areas provided that reasonable notice of the same is given to the Lessee and that the Lessee’s access to, use and occupation of the Demised Premises shall not be adversely affected. The Lessor shall be entitled to fully close the Building and / or the Common Areas or any part thereof only in case of emergency and shall use reasonable endeavors to re-open the same as soon as possible thereafter.

X.	LEASE EXPIRY AND TERMINATION:

1.	Subject to the Lessee’s right of an earlier termination under the applicable terms of this Deed or occurrence of Force Majeure Event (defined below), upon the expiry of initial thirty six (36) months from the Rent Commencement Date, the Initial Term will come to an end wherein the Parties herein shall be entitled to exercise its right of renewing the Term of this Lease in accordance with Clause (II) (4) of this Deed.

2.	Subject to the IFRSD being refunded under the terms and condition of this Deed, the Lessee shall hand over peaceful possession of the Premises to the Lessor in the event of the expiry or prior termination of this Deed by the Lessee.

3.	If, upon expiry or prior termination of this Deed by the Lessee, the Lessee does not vacate the Demised Premises even after refund of the IFRSD by Lessor to the Lessee, then the Lessee shall become liable to pay penalty @ Rs. 1,00,000/- (Rupees One Lac only) per day basis for every day of default.

4.

The Lessor shall be entitled to terminate this Deed only in case of non-payment of Rent, the CAM Charges and the electricity charges by the Lessee for 3 (three) consecutive months or if there is any material breach of term(s) of this Deed by Lessee, and which the Lessee fails or refuses to remedy or cure within a period of 30 (Thirty) days upon receiving written notice in that regard from the Lessor. The

Lessor shall have the right to Terminate this Deed forthwith and reserve right to recover such arrears of Rent, Common Maintenance Charges, electricity charges and water consumption charges (if any) along with any accrued interest thereon @ 15% (Fifteen percent) per annum (compounded monthly) from the Lessee.

5.	Notwithstanding the Lock-in Period, the Lessee shall be entitled to terminate this Deed forthwith in the event of force majeure or causing of any material breach by the Lessor or withdrawal of Rent/usage permission by the Noida Authorities and then after the Lessor failing to cure such breach within 45 (forty five) days from receipt of written prior notice in that regard from the Lessee. In such an eventuality, the Lessee shall not be entitled to pay the Rent for the balance term of the Lock-in-Period and the same has been expressly agreed to by the Lessor.

6.	In the event of the Lessee desiring to leave the Demised Premises upon expiry of the Term of this Deed by efflux of time after 3 (Three) years then the Lessee shall be required to serve prior 2 (two) months’ notice to the Lessor.

XI.	CONSEQUENCES OF TERMINATION:

1.	In the event of the Lessee not exercising its option to renew this Deed in accordance with Clause (II) upon expiry of the Initial Term or upon the prior termination of this Deed (subject to fulfillment of terms of Lock-in Period):

i. then, on the Lessor refunding the IFRSD to the Lessee, after deducting its dues (as permissible under terms of this Deed), the Lessee shall handover simultaneously to the Lessor quiet, vacant and peaceful possession of the Demised Premises, along with all the Facilities & Amenities (subject to normal wear and tear) as per the list of Assets (Annexure-I) without any demur or protest:

ii. then, in the event of the Lessor failing and/ or neglecting to refund to the Lessee the balance IFRSD, on or before the expiry or prior termination of this Deed, without prejudice to its all the other rights and contentions as permissible under the Law:

a. the Lessor shall be liable to pay interest on the amount of the balance IFRSD or such amount/s so remaining unpaid at the rate of 15% (Fifteen) per annum and the Lessee shall also be entitled to use and occupy the Demised Premises either itself or through its nominee without paying any Rent including Common Maintenance Charges for the same until the receipt of the balance IFSD with interest thereon as aforesaid:

iii. Upon the prior termination/ expiry of this Deed, the Lessee shall have the right to remove the technology related equipment/ furniture or other items installed by the Lessee at its own cost without causing any damage to the fit outs / structure of the Demised Premises, under consultation with the Lessor subject to normal wear and tear on the removal of such assets.

XII.	QUIET ENJOYMENT:

1.	The Lessee shall peacefully and quietly occupy and enjoy the Demised Premises for the Initial Term and, if applicable, the subsequent Term free from any interference by Lessor or from any other person claiming through the Lessor. Accordingly, the Lessor agrees to make best efforts to provide quiet and peaceful occupation and enjoyment to the Lessee of the Demised Premises at all times through the Term and subject to the terms and conditions of this Deed.

2.	In the event that the Demised Premises or any structural part thereof including fit outs provided by the Lessor therein shall be destroyed by the fire, earthquake, war, civil disturbance, or other casualty, beyond the control of the Lessee with the result that the Lessee is unable to gain access to the Demised Premises or a substantial portion of the Demised Premises is rendered uninhabitable or otherwise, in any such event, the Lessee shall not be required to pay any Rent for the period including the Common Maintenance Charges during which Lessee is not able to enjoy the peaceful and uninterrupted possession of thereof and till the time the Demised Premises is brought to its original condition by the Lessor at its own costs and expenses.

3.	In the event the Demised Premises is not brought back to its original condition by the Lessor within 45 (forty five) days from the date of such damage/destruction, the Lessee, shall be entitled at its sole option to (i) repair the Demised Premises or (II) terminate this Lease forthwith.

XIII.	REPRESENTATIONS, COVENANTS AND WARRANTIES:

1.	Lessee’s Representations, Warranties and Covenants:

The Lessee represents warrants and covenants that:

i. The Lessee shall regularly and timely pay to the Lessor the Rent and the CAM Charges in advance in terms of this Lease.

ii. Subject to the Lessor ensuring the up-keep and maintaining all the common Facilities and Utilities including air conditioning in good working condition, the Lessee shall timely pay the Rent, the CAM Charges and charges for electricity consumed by the Lessee in the Premises in accordance with bills/debit notes raised by the Lessor as per Clause No. VI-3.

iii. Subject to the provisions of (X) of this Deed, the Lessee will, on the expiry or prior termination of this Deed, as the case may be, handover the quiet, vacant and peaceful possession of the Demised Premises along with all and everything as per list of Assets in Annexure I, to the Lessor in good order and working condition excepting normal wear and tear thereof.

iv. The Lessee shall not voluntarily do or omit to do any act or matter or deed or thing except the Permitted Activities and other actions expressly permitted by this Deed or by NOIDA Authority, whereby the Lessor’s interest in the Demised Premise as its Lessor/ Owner becomes void or voidable or be affected in any manner or cancelled or revoked or determined.

v. The Lessee shall use the Demised Premises for the Permitted Activities and the use thereof shall be in a prudent manner and shall be in accordance with these presents.

vi.	The Lessee shall not hold the Lessor responsible or liable for any loss or damage suffered by the Lessee on account of any theft, fire or other destruction caused to any articles, equipment or things brought in and/ or kept by the Lessee within the Demised Premises and also on account of any kind of injury or loss of life caused due to any reason whatsoever to its employees, staff, servants, agents, customers and/ or visitors visiting the Demised Premises, unless such loss or damage suffered is caused by any reason attributable directly to the act of gross negligence, willful misconduct and/ or omission by Lessor.

vii.	Lessee and Lessor agree to indemnify and keep the other party fully indemnified against any physical damages (excluding direct and indirect business interruption losses and losses in profits) caused to the Demised Premises and arising directly out of:

(a)	the deliberate or willful misconduct of the either Party or its employees or its agent/visitor/clients/contractors: or

(b)	any material breach or non-observance by either Party, or its employees or agents, of any of the terms and conditions of this Lease;

viii.	The Lessee shall upon the expiry or sooner determination of this Deed, as the case may be, make good to the Lessor any loss or damage that may have been caused to the Demised Premises including any or all items covered under list of Assets, (subject to normal wear and tear) except that which is due to any force majeure events.

ix.	The Lessee shall not bring or store in the Demised Premises or any part or portion thereof any combustible materials or otherwise dangerous things that may imperil the safety of the Demised Premises and the Building or may increase the premium of insurance or render void the policy of insurance of the Demised Premises and the Building and/ or any part thereof.

x.	The Lessor shall not be liable to compensate the Lessee for any damage or loss that may be caused to the furniture, fixtures, fittings and other assets of the Lessee in the Demised Premises.

xi.	The Lessee may carry out additional interior decoration, furniture, fixtures and fittings as per the its requirement during the subsistence of this Deed in the Demised Premises without making any structural changes harmful to the Demised Premises and the building only after giving prior written intimation in that regard to the Lessor.

xii.

The Lessee may assign/transfer or sub-lease or sublet without generating premium, the Demised Premises to any third party on the same terms & conditions, provided that the activities to be carried out by such sub-lessee/assignee transferee company/entity) is not in contravention of the Rent

Permission granted by the Authority and only after the Lessee having informed to the Lessor in writing in that regard mentioning the name of such third party to whom the Lessee proposes to sublet/sub-lease/assign/transfer the Demised Premises. The terms and conditions settled between the Lessee and the third party would require the Lessor’s prior approval, which the Lessor should not withhold unreasonably provided however, that the provisions of the agreement entered into between the Lessee and such affiliate third entity do not conflict with the terms and conditions of this Deed entered into between the Lessor and Lessee, and/ or dilute the rights and interest of the Lessor in the Demised Premises and that the Lessee shall be required to share premium generated (if any) from such third party on 50% : 50% basis with the Lessor. In the event of sublease, as aforesaid by the Lessee, the sole responsibility of the payment of Rent to the Lessor will be that of the Lessee only.

xiii.	The Lessee may permit any of its sister, associate, affiliates or group companies to use the Demised Premises or part thereof after giving prior intimation in writing to the Lessor, subject to the condition that the Lessee shall directly be solely and entirely responsible for such third party complying with all the provisions of this Deed.

xiv.	The Lessee may assign its rights and liabilities in the Demised Premises to any of its affiliates or to its subsidiary company and upon providing satisfactory evidence of the same to the Lessor and provided that such assignment is in compliance with rules and regulations of Noida Authority and any cost arising to be paid to Noida Authority in order to obtain necessary permission from Authority for such transfer/assignment by the Lessee shall be borne by the Lessee.

xv.	The Lessee shall be allowed to display its name board/ neon sign boards etc., in the ground floor lobby as per the format and size permissible for all other Clients by the Lessor and at the Building main entrance on totem pole subject to the norms being in force from time to time by the Lessor. Any additional Signage display, particularly on front wall of Building Premise, may be put up only subject to mutual understanding between the Parties regarding payable charges and size etc.

2.	Lessor’s Representations, Warranties and Covenants:

The Lessor Represents warrants and covenants that:

i. The Lessor is the legal, rightful and absolute Owner of the Demised Premises as contemplated vide Clause A & B herein above, including all the Amenities & facilities as being included in the List of Assets (Annexure-I), and shall obtain the requisite and necessary approval to sub-lease the Demised Premises to the Lessee before the Rent Commencement Date.

ii. The Premises is presently free from any lien, charge, mortgage, or encumbrance, of whatsoever nature, except for the lien charge created in favor of its Bank Vijaya Bank. Noida Complex, Noida (U.P.) 201 301 Br. only to the extent of O/s Loan amount of about Rs.11.70 Cr. The Lessor agrees and confirms that in the event the Lessor intends to mortgage or create any encumbrance or in any manner alienate the said Building and/or the Demised Premises at any future date, such mortgage or encumbrance will not in any way affect the rights of the Lessee under this Lease Deed including their conducting of Permitted Activities as stipulated herein and that the Lessee will be free of any liability with regard to such mortgage, lien or any other encumbrance.

iii. The Lessor is fully responsible for obtaining the required & necessary permissions from the Local and Other Authorities to rent out the Demised Premises, including but not limited to obtain the necessary rent permission in respect of leasing the Demised Premises to the Lessee for carrying out the Permitted Activities. The Lessor represents warrants and covenants that the carrying out of the Permitted Activities by the Lessee from the Demised Premises is not in contravention of any regulation or other rule/ direction/ order/judgment having the force of law.

iv. The Lessor is not and shall not be in breach of any covenant, rule, regulation, or Law that may or will affect the peaceful and quiet enjoyment/ occupation of the Demised Premises by the Lessee.

v. The Lessor shall pay all municipal taxes and any further increase/s thereof to the respective and appropriate local authorities save and except for electricity, water, maintenance charges and telephone consumption/ usage charges in respect of the Demised Premises which the Lessee is to pay from the date of physical possession of the Demised Premises.

vi. The Lessor will provide access to the members of the staff of the Lessee i.e. its employees, servants, agents, workmen, visitors, customers, clients, contractors and all other person having business with the Lessee for the purpose of free ingress and egress to and from the main entrance of the Building, subject to any such person(s) not causing any threat to maintaining of overall security arrangements in the Building Premise.

vii. The Lessor shall ensure that other occupants of the Building do not cause any interference or disruption, without genuine reason and cause, in the use and occupation of the Demised Premises by the Lessee.

viii. Upon the Lessee carrying out its obligations hereunder including the obligation to pay and discharge its liabilities for compensation and other payments as aforesaid, the Lessor or any other person claiming through it shall not interfere with or disturb the use by the Lessee of the Demised Premises.

ix. The Lessor has not done or omitted to do any act, matter, deed or things and shall not do or omit to do any act, matter, deed or things whereby the lease in respect of the Demised Premises shall become void or voidable or be affected in any manner or cancelled or revoked or determined.

x. In the event that the Demised Premises or any structural part thereof including fit outs provided by the Lessor therein shall be destroyed by the fire, earthquake, war, civil disturbance, or other casualty, beyond the control of the Lessee, the Lessor shall get the damaged Demised Premises repaired immediately at its own expenses.

XIV.	INSPECTION OF THE DEMISED PREMISES:

1.	The Lessor or its designated representative shall have the right from time to time during the normal business hours on any working day, with prior notice in writing of at least twenty four (24) hours to the Lessee, for the purpose of inspection or providing maintenance services, provided that such entry would not in any way interfere with or impede the operations of the Lessee.

XV.	SALE/TRANSFER OF THE DEMISED PREMISES OR /CREATION OF CHARGE:

1.	The Lessor shall have the right to sell or transfer the Demised Premises along with Amenities & Facilities therein, in part or in full, during the Term to any third party (ies). provided that;

i. such third party (ies) shall be bound by and adhere to the terms and conditions of this Deed to ensure uninterrupted and peaceful enjoyment of the Demised Premise by the Lessee for the Term, and

ii. the Lessor shall ensure that such third party (ies)/ transferee issues a letter in favour of the Lessee confirming that the terms and conditions herein and in the other aforesaid documents, shall be binding on it and that the transferee acknowledge the IFSD paid by the Lessee to the Lessor, whose benefit shall be transferred to the transferee. It is clarified that the sale or transfer in any manner of the Demised Premises or any right there in shall not constitute the termination or extinguishment of the instant Lease.

XVI.	INTERIORS:

1.	The Lessor has provided in the Demised Premises, the Facilities and Amenities as per the List of Fit-outs and Assets as per Annexure I. In addition to that, the Lessee may carry out. at its own cost, further interior decoration and other works in the Demised Premises to suit its requirements such as cabling for telecommunication, intercom and computer systems, built-in storage systems. including computers, modern office automation systems, false partitions, laying of loose/fixed furniture etc in accordance with the permission of municipal regulations as may be applicable thereto, provided further, that the Lessee shall not carry out any structural changes in the Demised Premises or changes in the external elevation of the Demised Premises.

XVIII.	INDEMNITY:

1.	Each of the Lessor and the Lessee agree and undertake to indemnify and keep the other Party harmless for the breach of any of the representations, warranties, covenants and the terms of this Deed, including without limitation, the representations, warranties and covenants set forth in Clause XIII of this Deed. Such indemnity shall be in addition to all the other remedies available to the either of the Party under the Law.

XIX.	TELECOM

1.	The Lessor will co-operate with the Lessee through documentation in obtaining voice telephone connections. ISDN lines and International Private Leased Circuit for the Demised Premises, subject to such service provider agreeing to terms as may be required by the Lessor.

2.	The Lessor agrees to cooperate with the Lessee in providing a right of access, to one or more of the service providers, to the Building and/ or the Demised Premises without any encroachment, hindrance to any third party appointed by the Lessee for the purpose of providing such telecom services to the Lessee subject to such third party service provider agreeing to terms as may be required by the Lessor.

3.	The Lessor further undertakes to make available provisions for optical fiber ducts/ connectivity to the Building and/ or the Demised Premises, and if feasible, through two different routes.

XX.	MISCELLANEOUS:

1.	Notices:

Any notice or other communication from one Party to the other Party shall be made in writing in the English Language and shall be delivered by hand or sent by speed-post/registered post to the address of the Party set forth below and shall be marked for the attention of the person therein referred to. All notices and communications shall be deemed received upon: (a) actual receipt thereof by the addressee; (b) actual delivery thereof to the appropriate address.

To the Lessor:

Address: M/s. Akshay Vanijya & Finance Pvt. Ltd.,

D-5, Sector 59, Noida (U.P.)

Attention: Mr. Anjan Das,

Phone: 0120 4066200

To the Lessee:

Address: TV 18 Home Shopping Network Ltd.

7th Floor, FC 24, Film City, Noida 201307

Attention: Mr. Raman Gulati

Phone: 0120 469 1600

Any Party hereto may change the foregoing address and telephone number upon intimating through notice to the other Party.

2.	FORCE MAJEURE:

Notwithstanding anything contained hereinabove, if for any reason, during the Initial Term or renewed Term, if there occurs an event, which includes, but is not limited to, earthquake, floods, tempest lightning, terrorist attacks, violence of any army or mob or enemies of the country or by any other irresistible force or any other natural calamity or act of God or by the orders of any statutory authorities, which renders the Premises unfit for the purpose for which the same was leased for more than continuous period of 10 (Ten) days, the Lessee shall notify the Lessor in writing about the same and shall have right to either suspend the payment of Rent and the Common Maintenance Charges for the period of prevalence of Force Majeure condition(s) OR to terminate this Deed anytime after further 5 (Five) days of continuous occurrence of Force Majeure conditions without any future liability to the Lessee, in any manner whatsoever.

3.	SUCCESSORS AND PERMITTED ASSIGNS:

Each provision of this Deed shall extend to, bind and inure to the benefit of Lessor and Lessee and their respective successor/s, nominees and permitted assigns; and all references herein to Lessor and Lessee shall be deemed to include all such Parties.

4.	PROPERTY TAXES AND INSURANCE:

(a) The Lessor hereby confirms to and for the benefit of the Lessee that currently there is no incidence of properly tax on the Demised Premises. All escalations in and fresh levies of property tax imposed by the appropriate authority as may be applicable to the Demised Premises shall be paid and borne by the Lessor.

(b) The Lessor shall insure the Building and the Demised Premises with fit outs and Assets, which are provided therein by the Lessor, against all the normal perils. The Lessee shall be responsible to appropriately insure for all its own items, equipment and liabilities while using & occupying the Demised Premise.

5.	STRUCTURAL REPAIRS:

(a) The Lessor, will be responsible for any major structural repairs including to the interior and exterior structure of the Building.

(b) The Lessee shall inform the Lessor for any structural repair, if necessary.

(c) In case of any damage caused by the Lessee or its agents or its visitors to structure of the Building including any or whole of common amenities and/or utilities, the Lessee shall be required to forthwith reimburse costs in connection with the repair of such damage and shall keep Lessor indemnified in this respect.

6.	ENTIRE AGREEMENT:

This Deed and Annexures attached hereto and which are hereby made part of this Deed represent the complete and entire agreement between the Parties with respect to lease of the Demised Premises. Any amendment to this Lease Deed shall be valid and binding only if it is executed and signed by authorized signatories of both the Parties.

7	MATERIAL BREACH:

“Material Breach by the Lessor” shall mean any act or omission by the Lessor, its employees or agents which adversely affects the ability of the Lessee to enjoy the Demised Premises in the manner envisaged herein or the rights or interest of the Lessee in the Demised Premises or any misrepresentation under this Lease or material breach of the terms and conditions of this Lease by the Lessor and, where such breach is capable of being remedied, it has not been remedied by the Lessor after having been called upon by the Lessee to do so within period of 45 (forty five) days from the date of written notice or any longer period as mutually agreed between the Parties in writing;

“Material Breach by the Lessee” shall mean a failure on part the Lessee to pay the monthly Rent including Maintenance Charges for a consecutive period of 3 (three) months.

8.	SEVERABILITY:

If any term, provision or condition of this Deed shall, to any extent, be finally adjudicated to be invalid or unenforceable, the remainder of this Deed (or the application of such term, provision or condition to persons or circumstances other than those in respect of which it is finally adjudicated to be invalid or unenforceable) shall not be affected thereby and each and every other term, provision and conditions of this Deed shall be valid and enforceable to the fullest extent permitted by Law.

9.	CAPTION:

The headings and titles in this Deed are for convenience only and shall have no effect upon the construction or interpretation of this Deed.

10.	NO WAIVER:

No waiver of any provision of this Deed shall be implied by any failure of either Party to enforce any remedy on account of the violation of such provision, even if such violation be continued or repeated subsequently, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated.

11.	ONLY LESSOR / LESSEE RELATIONSHIP:

Nothing contained herein shall be deemed or construed by the Parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the Parties hereto or any other relationship, other than the relationship of the Lessor and the Lessee.

12.	DISPUTE RESOLUTION:

i. Any dispute, difference or claim, that is not settled within fifteen (15) business days of the date on which such dispute, difference or claim is raised, arising out of or in connection with this Deed including the construction, validity.

execution, performance, termination or breach hereof (a “Dispute”) shall be referred to final and binding arbitration under the Arbitration and Conciliation Act, 1996, as amended from time to time (the “Arbitration Act”). Such arbitration shall be held in New Delhi. All proceedings of such arbitration shall be in the English language. The Parties agree that the Dispute shall be adjudicated by a single arbitrator mutually agreeable to and appointed by the Parties.

ii. In the event, the Parties fail to appoint a single arbitrator, the Parties shall appoint one (1) arbitrator each. The two arbitrators so appointed shall appoint one (1) more arbitrator so that the total number of arbitrators shall be three (3). The third arbitrator so appointed by the two (2) arbitrators shall act as the presiding arbitrator. In the event of a Party failing to appoint an arbitrator or the two (2) arbitrators failing to appoint the third arbitrator as provided hereinbefore, such arbitrators shall be appointed in accordance with the Arbitration Act. The award given by the majority of the arbitrators shall be final, conclusive and binding upon the Parties.

iii. All reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees) incurred by any Party in connection with any Dispute will be paid by the other Party in accordance with the directions of the arbitrators.

iv. Notwithstanding any other provision of this Deed, either Party shall be entitled to seek injunctive or other provisional relief from any court of competent jurisdiction pending the final decision or award of the arbitrators.

13.	STAMPDUTY & REGISTRATION:

This Agreement has been executed on Rs. 100/- Non Judicial Stamp in original in two Sets, both constitute as being same agreement and whereby one Set in Original shall be retained by either of the Parties herein.

The Parties shall get this Deed registered during the Initial Term and, the Lessor and the Lessee shall bear and pay the stamp duty and registration fees/ charges and incidental charges payable on registration of this Deed in equal ratio of 50:50. The original of this Lease Deed shall be retained by the Lessor & the Lessee may obtain certified copy of the same, at its own cost & expenses, from the Office of the Sub Registrar, Noida.

14.	CONFIDENTIALITY:

i . The Lessor and Lessee agree to treat all Confidential Information as confidential, both during and after the Term of this Deed. For the purpose of this Deed “Confidential Information” means, to Lessor, all information and material to which Lessor has access in connection with the lease provided hereunder including, but not limited to, (i) all developments, (ii) all software, documentation, financial, marketing and customer data and other business information, (iii) all process, documents, requirements and instructions provided by Lessee to the Lessor in connection with the lease, and (iv) any other material or information that is either marked as confidential or is disclosed under circumstances that one would reasonably expect it to be confidential.

“Confidential Information” means, to Lessee, any material or information disclosed by the Lessor to Lessee that is either marked as confidential or is disclosed under circumstances that one would reasonably expect it to be confidential.

ii. At all times, both during the Term of this Deed and after its termination, the Parties will keep in confidence and trust, and will not use or disclose, any Confidential Information without the prior written consent of other, except as specifically authorized by other Party in writing. All Confidential information furnished to the Lessor shall remain solely the property of Lessee.

iii. The Parties agree that the obligation / restriction setout in this clause shall not apply to any portion of Confidential Information which:

a. was already in the lawful possession of the receiving party and at its free disposal before the disclosure by the disclosing party:

b. is or becomes generally available to the public in printed publications in general circulation through no act or default on the part of the receiving party or the receiving party’s employees, or

c. is required to be disclosed to a Government body or Court of competent jurisdiction provided a reasonable prior notice of such disclosure is given to the other party.

15.	GOVERNING LAW:

This Deed will be governed and construed in accordance with the laws of India.

IN WITNESS WHEREOF the Parties hereto have hereunto set and subscribed their respective hands to these presents the day, the month and the year first hereinabove written:

FOR AND ON BEHALF OF AKSHAY VANIJYA & FINANCE Ltd.		FOR AND ON BEHALF OF TV18 Home Shopping Network

/s/ ANJAN DAS		/s/ RAMAN GULATI
Authorized Signatory		Authorized Signatory

Witnesses:

Signature:	/s/ AKSHAY DHAL	Signature:	/s/ NAND KISHORE
Name:	AKSHAY DHAL	Name:	(NAND KISHORE)
Address:	E-5/1 Second Floor Malviya Nagar New Delhi	Address:	D-2/278, 3rd Pusta Sonia Vihar, Delhi-94

CERTIFIED TRUE COPY OF THE RESOLUTION PASSED AT THE MEETING OF THE BOARD OF DIRECTORS OF THE COMPNY HELD ON FRIDAY, 30TH DAY OF MARCH 2007 AT EXPRESS TRADE TOWER, SECTOR- 16A, NOIDA-201301, U.P.

“RESOLVED THAT in partial modification of earlier resolution passed by the Board severally authorizing Mr. Sandeep Malhotra and Mr. Raman Gulati to enter into business agreements/ arrangements with the vendors/ suppliers/ marketing agencies and also to enter into residential lease agreements for and on behalf of the Company, Mr. Atrash Aman, V.P. – Marketing of the Company is also authorised severally to enter into all such agreements/ arrangements in addition to the existing authorised signatories.

RESOLVED FURTHER THAT Mr. Atrash Aman, V.P. – Marketing of the Company be and is hereby severally authorised in addition of the existing authorised signatories to sign, seal and execute all the agreements of the aforesaid nature and to do any act(s), deed(s), matter(s) and thing(s) as are necessary, incidental or ancillary thereto.”

Certified to be true
For TV18 Home Shopping Network Limited

/s/ ROSHNI TANDON
Roshni Tandon
Manager Compliance
& Company Secretary

TV18 Home Shopping Network Limited

7th Floor, FC-24, Sector 16A, Film City, Noida 201 301, Uttar Pradesh, India

T +91120 4341818 F +91120 4324110 W www.homeshop18.com

Regd.office: 503, 504 & 507, 5th Floor, ‘Mercantile House’, 15, Kasturba Gandhi Marg, New Delhi 110001, India